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                                                                       EXHIBIT 5

                [LETTERHEAD OF BELL, BOYD & LLOYD APPEARS HERE]


                                 March 5, 1997


Boston Chicken, Inc.
14103 Denver West Parkway
Golden, Colorado  80401


          Re:  $287,500,000 Principal Amount of
               Convertible Subordinated Debentures due 2004
               --------------------------------------------

Gentlemen:

          We have acted as counsel to Boston Chicken, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-3 relating to the offering of up to $287,500,000 aggregate principal amount of Convertible Subordinated Debentures due 2004 ("Debentures") and the shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), issuable upon conversion of the Debentures. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

          Based on the foregoing, it is our opinion as follows:

     1. The Company is a corporation duly incorporated in and validly existing under the laws of the State of Delaware;

     2. The Company has taken all action necessary to authorize the execution and delivery of the Indenture and the Purchase Agreement relating to the Debentures and the issuance and sale of the Debentures upon the terms and conditions set forth in the Purchase Agreement;

     3. Upon the execution and delivery of the Purchase Agreement and the Indenture by the respective parties thereto and the execution, authentication and delivery of the Debentures and the receipt by the Company of the agreed purchase price therefor in accordance with the terms and conditions of the Purchase Agreement, the Debentures will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and by general equitable principles, and entitled to the benefits of the Indenture; and

     4. The Common Stock initially issuable upon conversion of the Debentures has been duly authorized and when such Common Stock is issued upon conversion of the Debentures, it will be legally issued, fully paid and non-assessable.
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          We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.


                                            Very truly yours,

                                            /s/ Bell, Boyd & Lloyd